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                                                                      EXHIBIT 99


WILLBROS GROUP, INC.                                 [WILLBROS GROUP, INC. LOGO]


NEWS RELEASE                                CONTACT:  Michael W. Collier
FOR IMMEDIATE RELEASE                                 Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016


                   WILLBROS REPORTS FIRST QUARTER 2003 RESULTS

         May 7, 2003 - HOUSTON, TEXAS - Willbros (NYSE: WG) today reported a first quarter 2003 loss of $0.22 per fully diluted share on $98.9 million of revenue, in line with the guidance it provided on April 23, 2003.

         Revenue in the first quarter of 2003 was $98.9 million compared to $147.5 million during the first quarter of 2002. The 33 percent decline in revenue was the result of a combination of factors including a weak market for pipeline-related services and the impact of inclement weather in North America, social unrest in Nigeria and Venezuela and the uncertainty associated with the war in Iraq. Construction revenue for the first quarter declined to $65.6 million from $83.3 million for the same period last year. Engineering revenue for the quarter decreased to $13.8 million from $49.9 million in the first quarter of last year. Specialty services revenue in the first quarter increased to $19.5 million from $14.3 million for the same period last year.

         EBITDA(1) for the first quarter of 2003 was $0.5 million compared to $15.1 million in 2002. The decrease in EBITDA for the first quarter of this year was driven by the decline in revenue and a series of unforeseen costs related to Bolivia, Chad-Cameroon and North America, which amount to approximately $7.0 million. These costs relate to contract variations, increased demobilization costs and project delays. Willbros' accounting policy requires the Company to record contract variation costs as incurred and to defer recognition of anticipated revenue until it is reasonably assured. Management believes a significant amount of the costs incurred in the first quarter will be recovered as additional revenue in future periods.

          In Bolivia, client-supplied defective valves delayed completion of the project and created additional costs. Increased demobilization costs in Cameroon partially caused by delays as a result of lack of availability of suitable ships due to the conflict in Iraq also reduced earnings during the period. In North America, weather delays and delays in contract awards impacted first quarter results. In addition, the Company experienced reduced productivity from the impact of social unrest in both Venezuela and Nigeria.

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The combination of these factors resulted in the recognition of costs without offsetting revenue and an earnings shortfall in the first quarter.

         Net loss for the first quarter of 2003, was $4.6 million or $0.22 per fully diluted shares of 20.6 million, versus net income of $4.6 million or $0.30 per fully diluted shares of 15.5 million in 2002. Backlog(2) as of March 31, 2003 was $218.3 million, with an imbedded margin of 27.5 percent compared to $216.0 million at the end of 2002, with an imbedded margin of 22.1 percent. The increase in backlog is primarily from new project awards in North America, Africa and the Middle East.

         "We have seen an increase in the level of bid activity, even in North America," commented Michael F. Curran, Willbros President and Chief Executive Officer. "Despite the slowdown in the U.S. natural gas pipeline industry, our backlog has risen since the end of 2002 and we have been awarded nearly half of the anticipated new work we discussed in our last earnings conference call. New projects in North America, Africa and the Middle East make up the increase in backlog. We are cautiously optimistic that contract awards will continue to grow and provide us earnings visibility, along with our Opal project, which is currently under budget and on schedule to commence commercial operation in early 2004."

RECENT DEVELOPMENTS

         In early March, Willbros Mt. West, based in Fruita, Colorado, reached agreement with a subsidiary of The Williams Companies to construct and own a fourth gas processing train at Opal, in southwestern Wyoming. The initial terms of the gas processing and operating agreements are for ten years. The plant is expected to generate over $325 million in revenue during the ten-year period of the agreements. Willbros Mt. West will derive its revenue from both an annual processing fee and the sale of the liquids extracted from the processing of the natural gas. The facility is scheduled to be completed and in operation by early 2004. Management believes this project would contribute $0.15 to $0.20 in earnings per share in 2004 based on a project model which assumes a historical five-year average price of natural gas liquids to forecast the contribution from the sale of gas liquids. The project's contribution to earnings will vary based on actual prices for natural gas liquids and other factors.

         Also in March, one of Willbros' construction units, The Oman Construction Company (TOCO), based in Muscat, Oman, was selected to perform an engineering, procurement and construction contract for a natural gas pipeline system in Oman for Occidental of Oman Inc. The project consists of 105 miles (169 kilometers) of 4-inch through 16-inch pipelines and associated facilities. Work is anticipated to begin in the second quarter and is scheduled for completion in early 2004.

         In early May, Willbros Mt. West was awarded additional work for the modification of four compression stations for the Williams Columbia Gorge project.

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OUTLOOK

         This press release contains forward-looking statements, and actual results may differ materially. Information regarding some of the potential risks which could cause actual results to differ from the forward-looking statements herein are set forth below and in Willbros' filings with the Securities and Exchange Commission.

         Primarily as a result of the first quarter loss and also due to delays in project bidding and awards, especially in Nigeria and in North and South America, Willbros revised its 2003 outlook on April 23, 2003. Warren L. Williams, Senior Vice President and Chief Financial Officer commented, "On April 23, we indicated that contract variations in excess of $50 million have been fully documented and presented to our clients. While the timing and amount of any future revenue recoveries are uncertain, we believe the terms and conditions of our contracts strongly support our requests for additional revenue. These potential future recoveries are not included in our guidance, due to Willbros' accounting policy discussed above."

         Mr. Williams added, "Based on current information and excluding any revenue from the contract variations discussed above, we expect our 2003 revenue to be in the range of $440 to $460 million and our earnings to be in the range of $0.50 to $0.65 per fully diluted share. Furthermore, with the majority of our first quarter challenges squarely behind us, we now expect earnings per diluted share in the second quarter of 2003 to range between $0.15 and $0.20."

         Mr. Curran added, "Our level of bid activity remains encouraging and our medium and long-term fundamentals remain solid. All our markets, including new ones in Southeast Asia, continue to provide new work opportunities. Our current bids and current assessment of prospects to be bid and awarded before the end of the third quarter include over $1.2 billion worth of projects. These developments, including the Opal gas processing facility starting next year, lead us to believe that the second half of 2003 will see increased activity giving us momentum into 2004."

CONFERENCE CALL

         Willbros has scheduled a conference call for May 8, 2003, at 10:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2142 at least ten minutes before the call begins and ask for the Willbros conference call. A replay of the conference call will be available through May 15, 2003. To access the replay, dial 303-590-3000 using the pass code of 538126.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.willbros.com. To listen to the live call on the web, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call and for a period of 12 months.

         Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty

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oilfield-related services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

     (1) EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibits to this release.

     (2) Backlog is anticipated contract revenue from executed contracts for which award is either in hand or assured.



         This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.

                                (Table to Follow)
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                              WILLBROS GROUP, INC.
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                               THREE MONTHS ENDED
                                                                     MARCH 31
                                                               ------------------
                                                                    UNAUDITED
                                                                 2003       2002
                                                               -------    -------
Statement of Income Data
     Contract revenue                                          $  98.9    $ 147.5
     Operating expenses:
        Contract cost                                             89.1      122.8
        Depreciation and amortization                              5.7        5.4
        General and administrative                                 9.0        8.8
                                                               -------    -------
     Operating income (loss)                                      (4.9)      10.5
     Net interest expense                                          (.4)       (.3)
     Other expense                                                 (.3)       (.8)
                                                               -------    -------
     Income (loss) before income taxes                            (5.6)       9.4
     Provision (benefit) for income taxes                         (1.0)       4.8
                                                               -------    -------
     Net income (loss)                                         $  (4.6)   $   4.6
                                                               =======    =======
     Earnings (loss) per share:
        Basic                                                  $  (.22)   $   .31
                                                               =======    =======
        Diluted                                                $  (.22)   $   .30
                                                               =======    =======

Cash Flow Data
     Cash provided by (used in):
        Operating activities                                   $ (22.7)   $  (2.2)
        Investing activities                                      (4.9)      (7.0)
        Financing activities                                      --          1.3

Other Data
     Weighted average shares outstanding:
        Basic                                                     20.6       14.9
        Diluted                                                   20.6       15.5
     EBITDA                                                    $    .5    $  15.1
     Capital expenditures                                          5.3        7.0

Reconciliation of Non-GAAP Financial Measure
     Net income (loss)                                         $  (4.6)   $   4.6
     Interest - net                                                 .4         .3
     Income taxes                                                 (1.0)       4.8
     Depreciation and amortization                                 5.7        5.4
                                                               -------    -------
     EBITDA                                                    $   0.5    $  15.1
                                                               =======    =======

Balance Sheet Data                                             03/31/03   12/31/02
                                                               --------   --------
     Cash and cash equivalents                                 $  21.9    $  49.5
     Working capital                                              89.5       90.9
     Total assets                                                275.6      298.2
     Total debt                                                    0.8        1.2
     Stockholders' equity                                        207.1      210.8

Backlog Data                                                     218.3      216.0
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